EXHIBIT 10.14

                   EMPLOYMENT AND NONCOMPETITION AGREEMENT
                   ---------------------------------------

        This Agreement is made and entered into this 16th day of September, 1997, by and between American National Trust and Investment Management Company, a trust company organized under the laws of the United States ("ANTIM"), located at 320 South High Street, Muncie, Indiana 47305-2325, ANB Corporation ("ANBC"), an Indiana corporation organized as a bank holding company under the laws of the United States, located at 110 East Main Street, Muncie, Indiana 47308-0751 and R. Michael Miner, ("Executive"), residing at 4847 Silver Hill Drive, Greenwood, Indiana 46142.

        WHEREAS, ANTIM is a nationally-chartered trust company providing trust and fiduciary services to its clients and is a wholly-owned subsidiary of ANB Corporation ("ANBC");

        WHEREAS, Executive has many years of experience in the trust and fiduciary services business and has in-depth knowledge and experience in said business;

        WHEREAS, ANTIM is establishing a location in downtown Indianapolis which is anticipated to have a unique identity, certain autonomy, and possibly a name separate and distinct from ANTIM (the "Indianapolis Company");

        WHEREAS, ANTIM desires to employ Executive to assist in the establishment and development of business for the Indianapolis Company; and

        WHEREAS, Executive desires to be employed by ANTIM on the terms and conditions herein provided.

        NOW, THEREFORE, for good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, ANTIM and Executive agree as follows:

        1. Employment. Upon the terms and subject to the conditions of this Agreement, ANTIM hereby employs Executive and Executive hereby accepts employment by ANTIM on the terms set forth in this Agreement.

        2. Term. The "Employment Term" shall commence as of September 15, 1997 ("Effective Date"), and shall continue for a period of one year through September 15, 1998, and shall include any renewal periods, unless Executive's employment is terminated prior to the expiration of the full Employment Term, as provided in this Agreement (such shorter period is referred to herein as the "Employment Term"). This Agreement shall automatically renew upon terms and conditions no less favorable than those in existence at the time of the renewal for successive additional one (1) year periods unless Executive or ANTIM gives written notice to the other party of the election not to renew this Agreement at least ninety (90) days prior to the end of the initial Employment Term or any renewal terms.

        3.      Executive's Position, Duties and Authority.

        3.1 Position. ANTIM shall employ Executive, and Executive shall serve, as Senior Vice President and Senior Trust Officer for the Indianapolis Company.

        3.2 Description. Executive shall be responsible to work with other executive management of the Indianapolis Company in the overall management and strategic direction of the Indianapolis Company, as well as the identification and development of new opportunities in the trust and fiduciary and other related businesses and the administration of trust and other fiduciary relationships.

        4. Full-Time Services. Executive shall devote substantially all of his business, time, labor, skill and energy to conducting the business and affairs of the Indianapolis Company and ANTIM and to satisfying
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the duties and responsibilities referred to in Section 3.2 of this Agreement.
Notwithstanding the foregoing, Executive shall have the right, subject to
Section 10, to devote a portion of his business time to personal investments and commitments not related to the business of the Indianapolis Company or ANTIM; provided, that the time devoted thereto shall not interfere in any material respect with the performance of Executive's services hereunder.

        5. Compensation and Other Benefits. ANTIM shall pay and provide the following compensation and other benefits to Executive as compensation for services rendered under this Agreement:

                (a) Base Salary. During the Employment Term, ANTIM shall pay to Executive, in equal installments on ANTIM's regular payroll dates and no less frequently than once per month, an initial base salary of One Hundred Thirty Thousand Dollars ($130,000) ("Base Salary"). The Base Salary shall be reviewed by ANTIM in the fall of 1998 and periodically thereafter in accordance with ANTIM's policies relating to salary review.

                (b) Bonus Plan. Executive shall be eligible to participate in ANTIM's bonus plan, which participation shall accrue at a target rate of eleven percent (11%) of the Base Salary beginning as of the Effective Date.

                (c) Stock Options. Executive shall be eligible for stock option awards of ANBC stock and will receive a recommendation of two thousand (2,000) shares for 1997.

                (d) Sales Commission Plan. Executive shall be eligible to participate in ANTIM's sales commission plan beginning as of the Effective Date.

                (e) Defined Benefit Plan. Executive shall be eligible to participate in the defined benefit plan available to ANTIM employees, which participation will vest in five (5) years.

                (f) 401k Plan. Executive shall be eligible to participate in ANTIM's 401k Plan beginning as of January 1, 1999.

                (g) Employee Stock Purchase Plan. Executive shall be eligible to participate in the employee stock purchase plan available to ANTIM employees beginning as of September 1, 1998.

                (h) Vacation. Executive shall be eligible for one (1) week paid vacation in 1997 and four (4) weeks paid vacation annually thereafter.

                (i) Insurance. Executive shall be eligible to participate in major medical insurance, group life insurance, dental and eye insurance programs available to ANTIM employees.

                (j) Club Membership. Executive shall be provided with a paid membership in the Columbia Club.

                (k) Future Benefit Plans. Executive shall be entitled to participate in benefit plans which may be established in the future for the Indianapolis Company, which plans may be in lieu of certain of the plans enumerated above by the mutual agreement of ANTIM and Executive.

        6. Source of Payments. All payments provided in this Agreement shall be paid in cash from the general funds of ANTIM and no special or separate fund shall be established and no other segregation of assets shall be made to assure payment. Executive shall have no right, title, or interest whatsoever in or to any investment which ANTIM may make to aid ANTIM in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken to fund its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between ANTIM and Executive or any other person. To the extent that any person acquires a right to receive payments from ANTIM hereunder, such right shall be no greater than the right of an unsecured creditor of ANTIM.

        7. Indemnification and Insurance. In the event Executive is or was a party or is threatened to be made a party, to any threatened, pending or completed legal action, suit or proceeding by reason of the fact that he is or was an officer, director, agent or employee of ANTIM or is or was serving at the request of ANTIM or ANBC as an officer, director, agent, or employee of another corporation or other entity, he shall be fully indemnified by ANTIM and ANBC to the maximum extent permitted by law and ANTIM's articles of association and bylaws and ANBC's articles of incorporation and bylaws. Executive's costs of defense shall be borne by ANTIM and ANBC to the maximum extent permitted law and ANTIM's articles of association and bylaws and ANBC's articles of incorporation and bylaws. The right of indemnification herein provided shall not be deemed exclusive of any other rights to which Executive may be entitled as a matter of law, under ANTIM's articles of association and bylaws and ANBC articles of incorporation and bylaws and any rights of indemnity under any policy of insurance carried by ANTIM and ANBC.

        8. Business Information. All records, papers, programs and other documents of ANTIM and those kept or made by Executive relating to the business or affairs of ANTIM and/or its clients or customers shall be and remain the property of ANTIM, and to the extent available and under the control of Executive, shall be delivered by Executive to ANTIM upon the expiration or earlier termination of Executive's employment by ANTIM.

        9.      Termination.

        9.1 Definitions. For purposes of this Agreement, the terms in this Section 9.1 shall have the following meaning throughout this Agreement:

                (a) "Cause" to terminate Executive's employment exists when Executive:

                        (1)     willfully and continually fails to
                substantially perform his duties with ANTIM;

                or

                        (2) substantially fails to meet reasonable and defined performance goals, or reasonable policies and regulations established by ANTIM; or

                        (3) is adjudged guilty of any crime involving a breach of fiduciary duties to ANTIM; or

                        (4) willfully violates ANTIM's Code of Conduct, the National Bank Act or any rules and regulations promulgated thereunder; or

                        (5) acts in a manner which is detrimental to ANTIM's best interests, its reputation in the community, or its standing in the banking industry.

                (b)     A "Change of Control" occurs if:

                        (1) any person, partnership, corporation, trust or similar group, other than ANBC, acquires more than twenty-five percent (25%) of the voting securities of ANBC or ANTIM in a transaction or series of transactions; or

                        (2) at any time a majority of the Board of Directors of ANBC or ANTIM are not Continuing Directors as defined under the articles of incorporation or association of ANBC or ANTIM.

                (c) "Date of Termination" shall mean the date stated in the Notice of Termination or thirty (30) days from the date of delivery of such notice, whichever comes first.

                (d) "Disability" shall mean the definition of such term as used in the disability policy then in effect for ANTIM and a determination of full disability by ANTIM; provided that in the event there is no disability insurance then in force, "disability" shall mean incapacity due to physical or mental illness, which will have caused Executive to have been unable to perform his duties with ANTIM on a full time basis for one hundred eighty
(180) consecutive calendar days.

                (e) "Notice of Termination" shall mean a written notice, communicated to the other parties hereto, which shall indicate the specific termination provisions of this Agreement relied upon and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provisions so indicated.

                (f) Retirement" shall mean termination of employment by ANTIM or Executive in accordance with ANTIM's normal retirement policy generally applicable to its salaried employees in effect at the time of Change of Control.

                (g) An "Unreasonable Change" occurs if any of the following event occur:

                        (1) without Executive's express written consent and after a Change of Control, the assignment to him of any duties materially inconsistent with his positions, duties and responsibilities with ANTIM immediately prior to a Change of Control;

                        (2) without Executive's express written consent and after a Change of Control, a reduction by ANTIM in Executive's annual salary;

                        (3) without Executive's express written consent and after a Change of Control, ANTIM requires Executive to be relocated anywhere other than ANTIM's offices in downtown Indianapolis, Indiana, or, if Executive provides his consent, ANTIM fails to pay all reasonable moving expenses in connection with such relocation including an obligation by ANTIM to provide a customary home guarantee purchase of Executive's residence, the value of the home to be determined by at least one real estate appraiser designated by him and satisfactory to ANTIM;

                        (4) without Executive's express written consent and after a Change of Control (1) the failure by the Trust Company to continue in effect (or to substitute plans providing him with no less than substantially similar benefits) any compensation plan or benefit plans including, but not limited to, any retirement or pension plan, savings plan, life insurance plan, health and accident or disability plan in which Executive is participating at the time of a Change of Control; or (2) in the event the Trust Company institutes new or revised compensation or benefit plans which provide more favorable benefits than the plans in which Executive is participating at the time of a Change of Control, the failure of the Trust Company to entitle Executive to participate in and receive benefits under any such new or revised plans providing more favorable benefits; or (3) the taking of any action by the Trust Company that would adversely affect Executive's participation in or materially reduce his benefits under any of such plans described in either (1) or
                (2) of this paragraph;

                        (5) without Executive's express written consent and after a Change of Control, the taking of any action by the Trust Company to deprive Executive of any material fringe benefit enjoyed by him at the time of the Change of Control, or the failure by the Trust Company to provide him with the number of paid vacation days to which he is entitled under this Agreement or on the basis of years of service with the Trust Company and in accordance with the Trust Company's normal vacation policy in effect at the time of Change of Control (if greater); or

                        (6)     the failure of the Trust Company or
Corporation to obtain the assumption of this Agreement by any successor as contemplated in this Agreement.

        9.2     Termination by ANTIM.

                (a) This Agreement may be terminated prior to the expiration of the Employment Term by ANTIM upon delivery of a Notice of Termination to Executive (or his personal representative), upon the happening of any of the following events:

                        (1)     Upon the death of Executive;

                        (2)     Upon the Disability of Executive;

                        (3)     Retirement; or

                        (4)     For Cause.

                (b) If Executive's employment shall be terminated for Cause (regardless of whether or not a Change of Control has occurred), ANTIM shall pay to Executive his full Base Salary through the date of termination, and ANTIM shall have no further obligations under this Agreement.

                (c) If Executive's employment shall be terminated as a result of death, Disability or Retirement (regardless of whether or not a Change of Control has occurred), compensation to Executive, his estate, legal representatives or designee shall be made pursuant to ANTIM's then existing policies on death, Disability or Retirement, and ANTIM shall have no further obligations under this Agreement.

        9.3     Termination by Executive.

                (a) This Agreement may be terminated prior to the expiration of the Employment Term by Executive upon delivery of a Notice of Termination to ANTIM, upon the happening of any of the following events:

                        (1) without Executive's express written consent, the assignment to him of any duties materially inconsistent with his positions, duties and responsibilities with ANTIM;

                        (2) without Executive's express written consent, a reduction by ANTIM in Executive's annual salary or a reduction or elimination of compensation and benefits as enumerated in
                Section 5(a) through (k);

                        (3) without Executive's express written consent, ANTIM requires Executive to be relocated anywhere other than ANTIM's offices in downtown Indianapolis, Indiana.

                (b) If Executive shall resign in accordance with Section 9.3(a), ANTIM shall pay Executive his Base Salary through the Date of Termination plus the aggregate amount of any bonus accrued but unpaid as of such Date of Termination.

        9.4 Change of Control. In the event any person, persons or entity commences a tender or exchange offer, or circulates a proxy to the shareholders of ANBC designed to effect a Change of Control (as hereinafter defined), Executive agrees that he will not voluntarily leave his employment with ANTIM and will continue to perform his regular duties, until such person, persons or entity has abandoned or terminated its efforts to effect a Change of Control. In the event any person, persons or entity successfully concludes a tender or exchange offer, or has successfully circulated a proxy to the shareholders of ANBC effecting a Change of Control, Executive agrees that he will not voluntarily leave his employment with ANTIM and will continue to perform his regular duties, subject to the provisions of this Section 9.4.

                (a)     If a Change of Control occurs and within a twenty-four
        (24) month period thereafter an Unreasonable Change occurs to Executive's employment relationship, Executive shall be entitled to resign with justification, and shall be entitled to the benefits provided in Section 9.4(b). If Executive invokes the rights pertaining to resignation with justification, Executive's notice of resignation shall state that Executive's resignation is in the best interests of ANTIM considering the circumstances of the Change of Control and Unreasonable Change, and that it is not his intent to resign for the sole purpose of collecting compensation without working for it.

                (b) If, within twenty-four (24) months of a Change of Control, ANTIM shall terminate Executive's employment other than for death, Disability, Retirement or Cause, or if Executive shall resign in accordance with Section 9.4(a), ANTIM shall:

                        (1) pay Executive his Base Salary after the Change of Control through the Date of Termination plus the aggregate amount of any bonus accrued but unpaid as of such Date of Termination; and,

                        (2) pay Executive an amount in cash which, when added to the present value of all other compensation, benefits and payments required to be included in the calculation under
                Section 280G of the Internal Revenue Code of 1986, as amended, (the "Code") and regulations thereunder, shall equal 299% of the "base amount" as defined under Section 280G of the Code. "Base amount" shall, however, include only Executive's Base Salary and shall exclude any incentive compensation. Such amount shall be payable in equal installments over thirty-six
                (36) months from the Date of Termination at the same frequencies as salaries paid to other salaried employees of ANTIM; provided, however, if Executive obtains employment, ANTIM's obligation to pay such amount over thirty-six (36) months shall continue but shall be reduced to that amount necessary which, when added to Executive's salary from his new employment, will maintain Executive at the equal monthly installment amount payable by ANTIM described above; and,

                        (3) continue Executive's participation in the life, accident, disability and health insurance plans of ANTIM, or provide equivalent benefits, at no cost to Executive, until the third anniversary of the date of termination, or if earlier, at Executive's commencement of full-time employment with a new employer; provided, however, that in the event Executive dies before the expiration of the period during which ANTIM would be required to continue Executive's participation in such insurance plans, the participation of Executive's surviving spouse and family in ANTIM's insurance plans shall continue in accordance with ANTIM's standard policy for a spouse and family of a deceased employee in effect at the time of the Change of Control; and

                        (4) pay those expenses incurred by Executive which are not reimbursed by the new employer in connection with his obtaining full-time employment with a new employer, including the cost associated with employment search firms, travel in obtaining full-time employment, temporary housing and related relocation expenses, provided, however, that such expenses to be paid by ANTIM shall not exceed 50% of Executive's Base Salary and bonus determined as of the date of termination. In addition, ANTIM shall provide a customary home guarantee purchase of Executive's residence, the value of the home to be determined by at least one real estate appraiser designated by him and satisfactory to ANTIM.

                        (5) The provisions of this Section 9.4 shall survive termination of this Agreement, termination of Executive's employment under this Agreement and the election by either party not to renew this Agreement as provided in
                Section 2.

        10.     Noncompetition.

                (a) Executive agrees that during his employment by ANTIM and for a period of one (1) year following termination of Executive's employment for any reason other than those specified in Sections 9.2,
        9.3 or 9.4, Executive will not for any person or entity engaged in providing trust and fiduciary services or any other business in which ANTIM is engaged, directly or indirectly, solicit or perform such services or business or assist others in any way to solicit or perform such services or business in Marion County, Indiana; provided, however, the prohibitions described in this sentence shall not apply to the private practice of law in Marion County, Indiana, so long as any law firm or other organization with which Executive engages in such law practice does not operate a trust or fiduciary services department. The parties acknowledge and agree that such services which are incidental to the practice of law, such as serving as the executor of a will, do not, in and of themselves, constitute the operation of a trust or fiduciary services department.

                (b) The covenants set forth in this Section 10 shall apply to Executive as an individual for his own account, as a partner, as an employee, as an officer, director, or owner of an entity (other than as a shareholder of a corporation whose shares are registered with the Securities and Exchange Commission and traded on a public market), or otherwise, and shall specifically prohibit the solicitation, suggestion, advice, counselling or otherwise encouraging other employees or agents of ANTIM or ANBC (or any other entity affiliated with ANTIM or ANBC) to seek or accept employment with any competitor or client which is also a competitor of ANTIM for the above specified period in Marion County.

                (c) Executive recognizes that this Section 10 is designed and intended to protect valuable proprietary information owned by ANTIM and the substantial investment ANTIM is making in Executive. Executive further acknowledges that the restrictions contained in this Agreement are reasonable as to geographic area, duration and scope of employment activities. In order to protect ANTIM's proprietary information and ANTIM's investment, and in recognition of the difficulty in measuring damages resulting from any breach of this
        Section 10, and the fact that money damages may well be inadequate, Executive specifically agrees that ANTIM or ANBC may obtain injunctions (temporary, preliminary and permanent) or other appropriate orders to restrain any breach without showing any actual damages, and to recover all costs and expenses, including attorneys' fees, incurred in enforcing this Section 10. The parties agree that ANBC is a third party beneficiary of the provisions of this Section 10 and as such may enforce said provisions.

        11. Notice. Any notice required or permitted to be given hereunder shall be given in writing and may be given by telex, telegram, facsimile transmission or similar method if confirmed by mail as herein provided; by mail if sent postage prepaid by registered mail, return receipt requested; or by hand delivery to any party at the address of the party set forth below. If notice is given by telex, telegram or facsimile transmission or similar method or by hand delivery, it shall be deemed to have been given or made on the date on which it was given, and if mailed, shall be deemed to have been given or made on the fifth business day following the day after which it was mailed. Any party may, from time to time, by like notice give notice of any change of address and in such event, the address of such party shall be deemed to be changed accordingly.

                (a)     In the case of ANTIM, to:
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                American National Trust and Investment Management Company
                320 South High Street
                Muncie, Indiana 47305-2325
                Attention:  Paul L. Sehnert, Jr.
                President and Chief Executive Officer

                With a copy to:

                Constance J. Gustafson
                Lowe Gray Steele & Darko
                Bank One Tower
                111 Monument Circle, Suite 4600
                Indianapolis, Indiana 46204

                (a)     In the case of ANBC, to:

                ANB Corporation
                110 East Main Street
                Muncie, Indiana 47308-0751
                Attention:  James R. Schrecongost
                President and Chief Executive Officer

                With a copy to:

                Constance J. Gustafson
                Lowe Gray Steele & Darko
                Bank One Tower
                111 Monument Circle, Suite 4600
                Indianapolis, Indiana 46204

                (c)     In the case of Executive, to:

                R. Michael Miner
                4847 Silver Hill Drive
                Greenwood, Indiana 46142

        12.     General.  The following terms shall govern this Agreement:

        12.1 Amendments; Waivers. This Agreement may not be changed orally, but only in agreement in writing signed by the parties; the waiver by any party of compliance with provisions of this Agreement by any other party shall not operate or be construed as a waiver of any subsequent breach by such party.

        12.2 Captions. The section captions are inserted merely for the purpose of identification and shall be given no significance in determining the meaning of any section.

        12.3 Governing Law. This Agreement shall be interpreted and governed by the laws of the State of Indiana, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

        12.4 Successors and Assigns. This Agreement shall be binding and inure to the benefit of the parties hereto, and any successors and assigns of ANTIM and ANBC, and to any successors, assigns, heirs and the personal representatives of Executive.

        12.5    Severability.   If any provision hereon is or becomes illegal,
invalid or unenforceable under the laws of a particular jurisdiction, then:
(a) such provision shall be fully severable from this Agreement with respect to such laws; (b) with resect to such laws, such provision shall be deemed modified to impose the maximum duty permitted by such laws and such provision be legal, valid and enforceable in such modified form as if separately stated in and made part of this Agreement; (c) the remaining provision of this Agreement shall remain in full force and effect in such jurisdiction and shall not be affected by such provision or by its severance from this Agreement; and
(d) all of the provisions of this Agreement shall remain in full force and effect in all other jurisdictions and shall not be affected by the severance and replacement of such provision under the laws of such jurisdiction.

        12.6    Entire Agreement.       This Agreement sets forth the entire
agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, between or among the parties with respect to the subject matter hereof, except as specifically provided herein. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind of conditions or inducements to Executive hereof or in effect among the parties. No custom or trade usage, nor course of conduct among the parties, shall be relief upon to vary the terms hereof.

        12.7 Survival of Certain Provisions. The provisions of Sections 7, 8, 9, 10, 11 and 12 shall, to the extent applicable, continue in full force and effect notwithstanding the expiration or earlier termination of this Agreement.

        IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.

                                      "ANTIM":

                                      AMERICAN NATIONAL TRUST AND
                                      INVESTMENT MANAGEMENT COMPANY


                                      By: /s/  Paul L. Sehnert, Jr
                                         ------------------------------------
                                          Paul L. Sehnert, Jr., President and
                                                 Chief Executive Officer


                                      "ANBC":

                                      ANB CORPORATION


                                      By: /s/ James R. Schrecongost
                                         ------------------------------------
                                         James R. Schrecongost, President and
                                              Chief Executive Officer



                                      "EXECUTIVE":


                                          /s/ R. Michael Miner
                                         ------------------------------------
                                              R. Michael Miner